Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 16, 2015, included in the Proxy Statement of Targacept, Inc. that is made part of the Registration Statement (Form S-4) and related Prospectus of Targacept, Inc. for the registration of shares of its common stock and redeemable convertible notes.

/s/ Ernst & Young LLP

Raleigh, North Carolina

May 22, 2015